Mylo Medical

Mylo Medical is built on the belief that true innovation in healthcare begins with humanity. We reimagine overlooked medical devices to prove that compassion, innovation, and dignity are essential – not optional – in patient care.


MyloPan™
The Bedpan, Reinvented.
Designed for Dignity.
No-spill design
Discreet waste containment
Ergonomic air cushion

Invest

$99 minimum investment

DEADLINE: August 22, 2026

in 3 months

UNIT PRICE

$1

TOTAL RAISED ON NETCAPITAL

$30,366

TOTAL RAISED THIS ROUND

$30,366

VALUATION THIS ROUND

$6,750,000

Reg CF offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Mylo Medical's founder started on the front lines of care as a nursing assistant. Witnessing the side of healthcare that data and KPIs can never quantify — the human moments of vulnerability, exhaustion, and quiet suffering that come from tools built to treat conditions, not people; functional in theory, yet failing in practice.

One patient's words revealed, more clearly than any metric ever could, what was truly broken. When the bedpan failed to preserve her dignity, she looked up at her through tears and said, "Nobody should have to live like this." **Those words never left her — they became the lens through which she saw every flaw we'd learned to accept as normal.**


Innovation in Every Detail
Inflatable Comfort Base
Closed Waste System
Dual-Valve Inflation Control
Reusable, Single-Patient Base
Nurse Time Saver
Ergonomic, Universal Fit
Mylo Medical

That night marked the beginning of Mylo Medical – inspired by the belief that true innovation in healthcare begins with empathy. Across hospitals and nursing homes, there are countless devices waiting to be reimagined – reminders that design, compassion, and technology are not luxuries in medicine, but necessities.

Our mission is to disrupt the medical equipment industry, to lead that change – and to build a future where every product that touches a patient's life does so with intelligence, humanity, and respect.


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The MyloPan™
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SUCCESS TO DATE


June 11-13 2025
Miami Beach Convention Center, Florida, United States

- Developed and validated early **MyloPan™ prototypes** informed by real-world clinical workflows

- Secured interest and early engagement from **major healthcare distributors, facilities, and care networks**
- Recognized as a **Top Startup** at the largest medical expo in the United States, selected among the **Top Four companies overall**
- Advanced manufacturing strategy through discussions with **multiple domestic and international production partners**
- Began **building a formal Quality Management System (QMS)** in preparation for regulatory readiness and scale
- Attracted **early investor interest** and assembled an initial group of mission-aligned supporters
- Expanded advisory and operational expertise to **support product development, quality, and commercialization**


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MIAMI-DADE
BEACON COUNCIL
HealthTech
COLOMBIA
Mount Sinai
MEDICAL CENTER
CTI
ONE

PROBLEM

> ***"I witnessed challenges every day on the front lines of care. As a nursing assistant, I saw how outdated medical tools quietly shape a patient's experience at their most vulnerable moments—and how often those tools fail both patients and caregivers. What struck me most wasn't a single flaw, but a pattern: devices designed to 'do the job,' yet never designed for the human being using them."***
>
> – Nadia Tedeschi
>
> Founder & Chief Executive Officer (CEO)



Across hospitals and long-term care facilities, many essential patient-care products remain largely unchanged for decades.

Patients are left feeling exposed, uncomfortable, and stripped of dignity, while nurses are forced to work around tools that slow workflows, increase physical strain, and add unnecessary stress to already demanding shifts.


Bedpan Installation and Bedpan Removal
Bedpan Installation
Bedpan Removal
60.00%
40.00%
20.00%
0.00%
Not difficult at all
somewhat not difficult
neutral
rather difficult
very difficult


Patient Perceptions of Bedpan
No
Yes
100.00%
75.00%
50.00%
25.00%
0.00%
Buttocks discomfort
Bedpan too hard
Discomfort getting on
Discomfort getting off
Felt at ease using the bedpan

Sources: 1, 2

These issues persist despite clear shifts in healthcare priorities. Today's care environment increasingly values patient dignity, comfort-focused care, infection awareness, and clinician well-being—yet many everyday tools lag far behind these expectations. Nurses experience burnout at alarming rates, and patient satisfaction is deeply influenced by moments that traditional metrics often overlook. This gap revealed a powerful truth: the very challenges patients and nurses face every day are not inevitable—they are design failures. **Mylo Medical was founded on the belief that if we listened closely enough to those challenges, each one could become a feature, not a compromise.**

MyloPan™ was built from that insight—designed by someone who lived the problem, for the people who carry the weight of care every day. Built for nurses, informed by patients, and grounded in the belief that dignity, comfort, and efficiency are not optional in healthcare—they are essential.



SOLUTION

MyloPan™ was designed by starting where traditional solutions stop – by listening.

How MyloPan™ works, step by step:

Instead of forcing patients and nurses to adapt to a rigid, uncomfortable tool, MyloPan™ adapts to them. The system is designed to be positioned easily by a caregiver, providing stable support while prioritizing comfort and privacy for the patient. Its materials and form are intended to feel less clinical and more human, while simplifying handling, cleanup, and workflow for nursing staff. MyloPan uses soft durable material and easily conforms to a patient's body contours. If needed it can be inserted under the patient and inflated without the need to lift the patient's body - a major improvement over existing procedures that often require painful lifting of the patient.


STEP 1
Inflate cushion & insert bag
STEP 2
Roll patient onto side,
place MyloPan underneath
- No lifting required
STEP 3
Inflate to
comfort level
Inflatable comfort
STEP 4
Pull strings to
close waste
Sealed disposal
STEP 5
Deflate
STEP 6
Remove and
dispose

How this differs from the current standard:

Traditional bedpans often require awkward positioning, cause severe discomfort, and leave patients feeling exposed. For nurses, they add physical strain, inefficiency, and stress during already demanding shifts. MyloPan™ reimagines this interaction entirely—transforming common pain points into intentional design features that support dignity, comfort, and ease of use.

Impact on real lives:

For patients, MyloPan™ helps restore a sense of dignity during some of their most vulnerable moments. For caregivers, it reduces friction in routine tasks, allowing them to focus more fully on care—not workarounds. These small moments matter. They shape how patients remember their care and how nurses experience their workday.

Mylo Medical exists to change the parts of healthcare people don't talk about—but never forget. **Because no one thinks about these moments until they're living them.**


Less is more.
Mylo Medical Supplies

BUSINESS MODEL

Mylo Medical operates a multi-channel business model designed to support both large-scale healthcare adoption and individual patient access. Revenue plans to be generated through the sale of MyloPan™ units and associated consumables across three strategic tiers.


Facilities
Distributors
Retail E-Commerce

Tier 1: Network & System-Level Adoption

At the highest level, Mylo works with with large healthcare systems, group purchasing organizations (GPOs), government entities, and major care networks. These relationships enable standardized adoption across multiple facilities, supporting high-volume procurement and system-wide implementation.

Tier 2: Direct-to-Facility Sales

Mylo sells directly to individual care facilities, including nursing homes, rehabilitation centers, hospice organizations, and long-term care facilities. This tier allows for close collaboration with caregivers, hands-on onboarding, and alignment with day-to-day clinical workflows.

Tier 3: Retail & Direct-to-Consumer Access

To support care beyond institutional settings, Mylo plans to make its products available through select retail channels, including e-commerce and retail pharmacies. This tier allows patients and at-home caregivers to access the same thoughtfully designed care tools used in clinical environments.

This three-tiered approach enables Mylo Medical to balance large-scale institutional partnerships with direct facility relationships and consumer accessibility—expanding impact while maintaining a consistent, patient-centered standard of care. Our intent is to own the marketplace by making MyloPan accessible to everyone. In addition, we intend to introduce MyloPan to global markets, especially Canada and Western European countries initially. We have an international team assembled to facilitate sales. In some markets like the UK, institutional sales are handled through a national entity making the sales process a bit more streamlined.

MARKET

Mylo Medical's initial market opportunity spans hospitals, long-term care, and at-home caregiving – segments driven by an aging population, high inpatient volume, and growing demand for dignity- and workflow-focused care.

Large and Recurring Institutional Demand:

Healthcare delivery is supported by a vast and highly utilized institutional infrastructure – creating consistent, recurring demand for essential patient-care solutions.

- **Hospitals**
  – U.S. hospitals see ~35.6 million total admissions annually
  – The U.S. has ~6,100 hospitals
  (AHA)
- **Nursing Homes**
  – ~14,700 nursing homes
  – ~1.6 million licensed beds
  – ~1.2 million residents
  (CDC / NCHS FastStats, 2022)
- **Home Health Care**
  – ~11,500 home health agencies (2022)
  – ~3.3 million patients served annually (2022)
  (CDC)
- **Hospice Care**
  – ~5,800 hospice agencies (2022)
  – ~1.8 million patients (2020)
  (CDC)
- **Residential Care Communities**
  – ~32,200 communities (2022)
  – ~1,313,600 licensed beds (2022)
  – ~988,800 residents (2022)
  (CDC)

Macro Tailwinds: Aging Population & Rising Care Needs

The U.S. is undergoing a major demographic shift toward an older population — significantly increasing demand across hospitals, long-term care facilities, and home health environments.

This aging trend is expected to continue accelerating care utilization and institutional capacity needs over the coming decades.

- The U.S. population age 65+ reached ~61.2 million (2024)
  (U.S. Census Bureau)

Broad and Expanding End-Market

Long-term care represents one of the largest and fastest-growing healthcare service categories globally.

Growth is primarily driven by the expanding geriatric population and rising chronic care needs worldwide.

- Global long-term care market size: $1.11 trillion (2023)
- Projected to reach $1.74 trillion by 2030
- CAGR: 6.6% (2024–2030)
- Source: Grand View Research

Usage Prevalence in Clinical Care

Bedpan reliance is widespread in immobilized patient populations:

- ~18.2% of acute-care patients required bedpan use during hospitalization
  (PubMed)

Contamination rates on surfaces containing waste

- Bedpan handling and emptying is linked to increased risk of healthcare-associated infections (HAIs) when decontamination is inadequate, and the literature repeatedly calls attention to the infection risk from manual handling and poor processing.
  (HospitalHealthcare)
- ~1 in 31 hospital patients has a healthcare-associated infection (HAI) on any given day.
  (CDC)
- U.S. HAIs cost between ~$7.2B and over $28B annually in direct medical expenses.
  (Washington State Department of Health)
- ~1.7M hospital patients contract HAIs annually in the U.S., contributing to ~98,000 deaths.
  (National Library of Medicine)

Where MyloPan™ fits

MyloPan targets high-frequency, everyday patient-care moments across:

1. System-level adoption (large networks/GPOs/government)
2. Direct facilities (nursing homes, rehab, hospice, long-term care)
3. Retail + e-commerce for at-home caregivers—creating multiple scalable paths to adoption

TEAM



Nadia Tedeschi

Founder & Chief Executive Officer (CEO)

Nadia Tedeschi is a healthcare entrepreneur with direct frontline caregiving experience. She founded Mylo Medical after identifying critical gaps in patient dignity, workflow efficiency, and innovation in basic medical devices. Her background uniquely positions her to bridge clinical reality with product innovation.



Thomas W. Ross

Chief Operating Officer (COO)

Thomas W. Ross brings over 30 years of experience in medical device general management and sales and marketing leadership. He has held senior management roles in multiple medical device startups that were successfully acquired by Medtronic, ArthroCare, Covidien, and Smith & Nephew. His expertise spans commercialization, scaling operations, and strategic growth within regulated healthcare markets.



Dr. Jack Torobin

Investor Relations & Business Development Advisor

Jack is a cognitive psychologist and management consultant based in Los Angeles. Over a 30-year career, he has been involved in numerous international and domestic programs to improve communications (internal and external), marketing strategies, project feasibility, overall business strategy and sales for Fortune 500 corporations worldwide, the White House and State Government agencies. He has managed large-scale multi-national marketing and serves on the boards of technology start-ups and incubators. In addition, he works with angel and corporate investors and is a frequent speaker and panelist at growth conferences and trade shows.



Bert Haboucha

Financial Advisor

Seasoned investment banker in charge of multi-billion-dollar portfolios. Senior advisor to lending institutions. Extensive experience in underwriting, originating, acquisitions and sourcing commercial portfolios. Turn-around specialist in troubled companies and investments. Investment advisor to family offices, angel funds, and other investment groups. Bert's wealth of experience brings tremendous value and experience to the team as the company goes through its embryonic and investment stage.



Steven Swimmer

Digital Media and Marketing Advisor

Steven is a senior digital product leader with 20+ years; experience in brand development, digital marketing strategy, and growth. His leadership experience spans many Fortune 500 enterprises, SMBs, and funded startups. Steven specializes in bridging the gap between high-level business goals and creative execution. He has a proven track record of leveraging data to drive customer engagement and brand loyalty in complex environments. He brings a wealth of experience in digital strategy and go-to-market planning for emerging companies.

INVESTOR INVITATION

At some point in life, nearly everyone becomes a patient – or a caregiver for someone they love. A parent recovering from surgery. A grandparent in long-term care. A partner, sibling, or friend navigating vulnerability behind hospital doors. These moments are universal, yet deeply personal.

Mylo Medical exists for those moments.

Understanding that dignity in care is not abstract, it's something you want for the people you love. It's the quiet reassurance that someone is being treated with respect when they're at their most vulnerable, even in the smallest, most overlooked interactions.

By supporting Mylo Medical, you can become part of a movement to raise the standard of everyday care – not through flashy technology, but through thoughtful design, empathy, and respect for the human experience. This journey is about transforming the moments patients never forget, and giving caregivers tools that honor the work they do every day.

Mylo is building a future where no one has to wonder whether their loved one is being cared for with dignity. You aren't just backing a product by joining us – **you're helping redefine what compassionate healthcare looks like.**

USE OF PROCEEDS

If the offering's maximum amount of $750,000 is raised:

Use	Value	% of Proceeds
Compensation for managers	$60,000	8.0%
Product development & prototyping	$80,000	10.7%
Manufacturing & inventory	$300,000	40.0%
Quality system & regulatory readiness	$40,000	5.3%
Intellectual property & legal	$30,000	4.0%
Packaging, labeling, and logistics	$70,000	9.3%
Sales & marketing	$48,250	6.4%
Insurance, accounting, and general admin	$15,000	2.0%
Personnel & employee compensation	$70,000	9.3%
Intermediary fees	$36,750	4.9%

TERMS

This number includes all funds raised by the Company in this round on Netcapital. This is an offering of Membership Interest Units, under registration exemption 4(a)(6), in Mylo Medical Supplies LLC. This offering must reach its target of at least $10,000 by its offering deadline of August 22, 2026 at 12:59am ET. If this offering does not reach its *target* by the offering deadline, then your money will be refunded.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

7,500,000 units
× $1 per unit

$7,500,000 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

All SEC filings related to this offering are available here:

> Form C on February 25, 2026

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

If Mylo Medical has presented in any webinars during the offering period, you may access them here

- Website
- LinkedIn

UPDATES

Feb 25, 2026 • Filed Form C

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